UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2011

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 1, 2011, Nortel Networks Corporation’s principal operating subsidiary, Nortel Networks Limited (“NNL”) announced that, in light of its ongoing creditor protection proceedings and the other factors mentioned below, NNL will not be following the notification procedures set out in the provisions attaching to its Cumulative Redeemable Class A Preferred Shares Series 5 (“Series 5 Preferred Shares”) in connection with the right of holders of Series 5 Preferred Shares to elect to convert such shares, on December 1, 2011, into Cumulative Redeemable Class A Preferred Shares Series 6 (“Series 6 Preferred Shares”), nor will a fixed dividend rate be set for purposes of the dividend rights attaching to the Series 6 Preferred Shares (none of which are currently outstanding). The principal distinction between the Series 5 Preferred Shares and Series 6 Preferred Shares, aside from their conversion rights, is that the former provide for floating adjustable dividends while the latter provide for fixed dividends, in either case, as and when declared payable by NNL’s board of directors. NNL suspended the declaration of all dividends on its preferred shares in November 2008 and currently is not lawfully able to declare or pay dividends on its preferred shares, nor does it expect to resume the declaration or payment of dividends on its preferred shares at any time in the future. Further, as previously announced, NNL does not expect that holders of its preferred shares (of any series) will receive any value from the creditor protection proceedings and expects that these proceedings will result in the cancellation of such shares.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued by NNL on November 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ CLARKE E. GLASPELL
Clarke E. Glaspell Controller

Dated: November 3, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by NNL on November 1, 2011.